EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lithia Motors, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-190192, 333-43593, 333-69169, 333-156410, 333-39092, 333-61802, 333-106686, 333-116839, 333-116840, 333-135350, 333-161590 and 333-168737) on Forms S-8 and registration statement (No. 333-182913) on Form S-3 of Lithia Motors, Inc. of our reports dated February 21, 2014, with respect to the Consolidated Balance Sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related Consolidated Statements of Operations, Comprehensive Income, Changes in Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Lithia Motors, Inc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2013 contains an explanatory paragraph that states that the gross percentage of total assets and revenue from seven acquisitions excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2013 is approximately 3% and 2% of Lithia Motors, Inc.'s consolidated total assets and revenues, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of these seven acquisitions

/s/ KPMG LLP

Portland, Oregon
February 21, 2014